EXHIBIT 4.16

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF July 29, 2008 (the “Effective Date”).

AMONG:
CROSSHAIR EXPLORATION & MINING CORP., a corporation existing under the laws of British Columbia, having its head office at Suite 12401140 West Pender Street, Vancouver, British Columbia, V6E 4G1;
(“Crosshair”)

AND:
UNIVERSAL URANIUM LTD. a corporation existing under the laws of British Columbia, having its head office at Suite 600 595 Howe Street, Vancouver, British Columbia, V6C 2T5;
(“UUL”)

WHEREAS:

A.
UUL owns a 60% interest in 4,741 claims in the Labrador Central Mineral Belt, as is more particularly described in Schedule A (the “Claims”) and certain assets and inventory, as are more particularly described in Schedule B (the “Assets”).

B.	UUL acquired the interest in the Claims and the Assets pursuant to a property acquisition agreement dated January 26, 2006 between UUL and Silver Spruce Resources Inc. (“Silver Spruce”) (the “PAA”);

C.
On May 23, 2008, UUL and the Crosshair (collectively the “Parties”) entered into a letter agreement (the “Letter Agreement”) pursuant to which the UUL agreed to sell, and Crosshair agreed to purchase, UUL’s 60% interest in the Claims and the Assets, other than a 2% net smelter royalty to be reserved by UUL (the “Interest”) and all of UUL’s rights and obligations under the PAA (the “Acquisition”); and

The Parties wish to enter into a definitive agreement which is to supersede and replace the Letter Agreement and set out the terms of the Acquisition;

The Parties therefore agree each with the other as follows:

1.	DEFINITIONS AND SCHEDULES

1.1	Definitions:

In this Agreement the following words and phrases shall have the following meanings:

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(a)	“Acquisition” has the meaning ascribed thereto in Recital C;

(b)	“Agreement” means this agreement, including the Schedules hereto;

(c)	“Ancillary Documents” has the meaning ascribed thereto in section 2.1(a);

(d)	“Assets” means the assets and inventory described in Schedule B;

(e)	“Assignment and Assumption Agreement” means the agreement attached hereto as Schedule F providing for the transfer of all of UUL’s rights and obligations under the PAA to Crosshair;

(f)	“Bridge Loan” means the $500,000 bridge loan advanced by the Purchaser to the Vendor pursuant to a credit agreement between the Parties dated June, 2008;

(g)	“Claims” means the mining claims described in Schedule A;

(h)	“Closing” means the completion of the purchase and sale of the Interest in the Claims and the Assets and UUL’s rights and obligations under the PAA in accordance with the provisions of this Agreement;

(i)	“Closing Date” means July 28, 2008 or such other date as may be agreed to between the Parties;

(j)	“Confidential Information” has the meaning ascribed thereto in section 11.2;

(k)	“Crosshair Financial Statements” has the meaning ascribed thereto in section 2.2(m);

(l)	“Crosshair Shares” has the meaning ascribed thereto in section 3.2(b);

(m)	“Crosshair Warrants” has the meaning ascribed thereto in section 3.2(b);

(n)	“Defaulting Party” has the meaning ascribed thereto in section 16.1;

(o)
“Disclosure Documents” means documents filed under securities laws including, but not limited to, financial statements, prospectuses, memorandums, information; circulars, material change reports, and shareholder communications;

(p)
“Encumbrances” means all interests, mortgages, charges, royalties, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or however arising and any rights or privileges capable of becoming any of the foregoing hereto;

(q)
“Environmental Laws” means all applicable laws, statutes, ordinances, by-laws, regulations, orders, directives and decisions of any federal, provincial, state, municipal or local government, ministry, department, court or administrative or regulatory agency relating to the protection, reclamation or

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remediation of the environment, or to the import, manufacture, storage, release, sale, use, handling, transport or existence of Hazardous Materials;

(r)	“Escrow Agent” means Computershare Investor Services Inc.;

(s)	“Escrow Agreement” means the form of escrow agreement entered into between UUL and the Escrow Agent and attached hereto as Schedule C;

(t)
“Hazardous Materials” means any underground storage tanks, explosive, radioactive or corrosive materials, pollutants, contaminants, chemicals, waste, deleterious substances or industrial, toxic, dangerous or hazardous substances or wastes, including petroleum products and acid rock drainage;

(u)	“Interest” means UUL’s 60% interest in the Claims and the Assets, excluding UUL’s interest in the Royalty;

(v)	“Interim Period” means the period of time from the date of this Agreement until the Closing;

(w)	“Intervening Event” has the meaning ascribed thereto in section 15.1;

(x)	“Land Claims” means the aboriginal land claims made by the Labrador Inuit Association and Innu Nation referred to in the Notice and any other aboriginal land claims which may affect any of the Claims;

(y)
“Laws” means all domestic or foreign federal, national, provincial, state, regional, municipal, local or other constitutions, treaties, laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, policies, voluntary restraints, guidelines, requirements, and any judgements, including general principles of civil or common law, binding or affecting the person referred to in the context of in which such word is used;

(z)
“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal and includes any appeal or review thereof and any application for leave for appeal or review;

(aa)	“Material Adverse Change” means a change that has a material adverse affect on the title of any of the Claims, the rights and obligations under the PAA, or UUL, as determined solely by Crosshair;

(bb)
“Notice” means the “Notice to All Applicants and Holders of Government Leases, Licenses and Permits” dated October 10, 2006 published by the Government of Newfoundland and Labrador relating to land claim negotiations between the Government of Newfoundland and Labrador and the Labrador Inuit Association and the Innu Nation;

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(cc)	“Novation Agreement” means the form of novation agreement to be entered into between UUL and Crosshair and attached hereto as Schedule “H”;

(dd)	“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any governmental authority;

(ee)	“Parties” means Crosshair and UUL and a “Party” means either one of them;

(ff)	“Purchase Price” has the meaning ascribed thereto in section 3.2;

(gg)	“Royalty” has the meaning ascribed thereto in section 5.1;

(hh)	“Security” means all of the security granted by the Vendor to the Purchaser as security for the Bridge Loan;

(ii)	“Settlement and Release Agreement” means the form of settlement and release agreement to be entered into among Crosshair, UUL and Silver Spruce and attached hereto as Schedule “G”;

(jj)	“UUL Financial Statements” has the meaning ascribed thereto in section 2.1(u); and

(kk)	“Voting Trust Agreement” means the voting trust agreement entered into between Crosshair and UUL and attached hereto as Schedule “D”.

1.2	Schedules:

The following schedules are attached to and form part of this Agreement:

ScheduleTitle

“A”Description of the Claims
“B”Description of the Assets and Inventory
“C”Escrow Agreement
“D”Voting Trust Agreement
“E”Definition, Calculation and Payment of Net Smelter Returns(NSR) Royalty
“F”Assignment and Assumption Agreement
“G”Settlement and Release Agreement
“H”Novation Agreement

2.	REPRESENTATIONS AND WARRANTIES

2.1	UUL represents and warrants to Crosshair that, as of the date of this Agreement,

(a)	Recitals A, B and C form part of this Agreement and, to the best of its knowledge, are true and correct in all respects;

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(b)
it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and all other documents, agreements, certificates and instruments contemplated herein (the “Ancillary Documents”) to which UUL is a party and to observe and perform its covenants and obligations hereunder and thereunder and subject as provided in section 2.4 has taken all necessary corporate proceedings and obtained all necessary corporate approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of UUL enforceable against it in accordance with its terms except that:

(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(iii)	a court is not required to treat as conclusive, final or binding those certificates and determinations which this Agreement states are to be so treated;

(iv)	a court may stay proceedings before them by virtue of equitable or statutory powers; and

(v)	rights of indemnity and contribution hereunder may be limited under applicable law;

(c)
the PAA is not subject to a right of first refusal or any other restriction on assignment and UUL’s ability to convey the Interest in the Claims and the Assets is not restricted by the terms of the PAA ;

(d)
the PAA is a duly executed agreement and is a valid and binding obligation of UUL and Silver Spruce, subject to the same limitations expressed in section 2.1(b)(i) to (v) inclusive with respect to this Agreement;

(e)
neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by the PAA, or any other agreement to which it is a party;

(f)
neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable jurisdiction, its constating documents or resolutions of its directors or shareholders;

(g)	Schedule A attached hereto accurately sets out all of the Claims;

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(h)	all of the mineral claims constituting the Claims have been duly and properly staked and recorded and have been and are validly held in accordance with the laws of Newfoundland and Labrador;

(i)
Crosshair has been provided with a true and complete copy of the PAA and there are no existing material defaults by UUL, or to its knowledge, Silver Spruce, which will not be settled under the Settlement and Release Agreement;

(j)	except as set out in the PAA, it is the legal and beneficial owner of a 60% undivided interest in the Claims free and clear of all Encumbrances other than the Land Claims;

(k)	subject to the terms of the PAA and applicable laws, it has the exclusive right to explore, develop and mine the Claims;

(l)
there has been no act or omission by it, or to its knowledge by anyone else, that could result by notice or lapse of time, or both, in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Claims or any of its rights with respect thereto which will not be settled under the Settlement and Release Agreement;

(m)
the Claims are in good standing under the laws of Newfoundland and Labrador up to and including the date hereof and except for the Land Claims, no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of or title to the Claims, nor is there any basis therefore, and no other person is entitled to an agreement or option to acquire or purchase the Claims or any portion thereof, and except as disclosed in the Disclosure Documents of UUL, no person has any royalty or other interest whatsoever, in production from any part of the Claims;

(n)
other than the Land Claims, there are no actions, suits or proceedings pending or to its knowledge, threatened, against or adversely affecting or which could adversely affect the Claims before any federal, provincial, municipal or other governmental authority, court, department, commission, board bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any Encumbrance against the Claims;

(o)
to the best of UUL’s knowledge, information and belief, the Claims are freely accessible by helicopter and there is no fact or condition that would result in the interference with or termination of such access;

(p)
to the best of UUL’s knowledge, information and belief, all work carried out on the Claims has been carried out in compliance with all applicable laws, including Environmental Laws, and neither UUL, nor to its knowledge any person, has received any notice of any breach of any such law and it has no knowledge of any environmental liabilities associated with the Claims and there are no environmental audits, evaluations, assessments or studies relating to the Claims;

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(q)
subject as provided in section 2.4, no consent or approval, except as has been obtained, is required to permit the execution and delivery of this Agreement by UUL or the performance of its obligations hereunder;

(r)
no representation or warranty made by it in this Agreement or any statement, schedule, certificate or other document delivered by it pursuant to or in connection with this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading;

(s)
other than the Land Claims, there is no claim, complaint or other proceeding initiated by or on behalf of any aboriginal group or to which any aboriginal group is legally a necessary party pending or, to the knowledge of UUL, threatened by any aboriginal group with respect to UUL’s exploration of the Claims and UUL has not engaged in any negotiations with any aboriginal group in respect of the Claims or entered into any impact and benefits agreement with any aboriginal group in respect of the Claims;

(t)
UUL has made full disclosure to Crosshair of all material facts of which UUL has knowledge relating to the Claims and all relevant information that UUL possesses which relates to the Claims which could have any effect upon Crosshair determining whether it shall enter into this Agreement and this Agreement does not contain any untrue statement by UUL of a material fact of which Crosshair has knowledge and Crosshair has not omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading;

(u)
UUL is current with all material filings required to be made in all jurisdictions in which UUL exists or carries on any material business and UUL is not in default of any filings required to be made under applicable securities laws;

(v)
all Disclosure Documents of UUL contain no untrue statement of a material fact as at the date thereof nor do they omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made;

(w)
other than the Land Claims, there are no material Legal Proceedings pending or, to the knowledge of UUL, threatened against, or relating to UUL or affecting the assets of UUL and, to the best of UUL’s knowledge, there is no reasonable basis for any such proceeding, and there are no judgments outstanding against UUL or affecting UUL’s assets;

(x)
the audited consolidated financial statements of UUL for the financial year ended September 30, 2007 and the unaudited financial statements for the interim period ended March 31, 2008 (the “UUL Financial Statements”) are true and correct

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in every material respect and present fairly and accurately the financial position and results of the operations of UUL for the periods ended and have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis; and

(y)
there are no material liabilities of UUL, whether direct, indirect, absolute, contingent which are not disclosed or reflected in the UUL Financial Statements except those occurred in the ordinary course of business of the Corporation since March 31, 2008.

2.2	Crosshair represents and warrants to UUL that, as of the date of this Agreement:

(a)	Recitals A, B and C form part of this Agreement and, to the best of its knowledge, are true and correct in all respects;

(b)
it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which Crosshair is a party and to observe and perform its covenants and obligations hereunder and thereunder and has taken all necessary corporate proceedings and obtained all necessary corporate approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of Crosshair enforceable against it in accordance with its terms except that:

(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(iii)	a court is not required to treat as conclusive, final or binding those certificates and determinations which this Agreement states are to be so treated;

(iv)	a court may stay proceedings before it by virtue of equitable or statutory powers; and

(v)	rights of indemnity and contribution hereunder may be limited under applicable law;

(c)
neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party;

(d)	neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable

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jurisdiction, its constating documents or resolutions of its directors and shareholders;

(e)	no consent or approval, except as has been obtained, is required to permit the execution and delivery of this Agreement by Crosshair or the performance of its obligations hereunder;

(f)
no representation or warranty made by Crosshair in this Agreement or any statement, schedule, certificate or other document delivered by it pursuant to or in connection with this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading;

(g)
there are no material Legal Proceedings pending or, to the knowledge of Crosshair, threatened against, or relating to Crosshair or affecting the assets of Crosshair and, to the best of Crosshair’s knowledge, there is no reasonable basis for any such proceeding, and there are no judgments outstanding against Crosshair or affecting Crosshair’s assets;

(h)	Crosshair is a reporting issuer or the equivalent thereof, under the securities laws of each of the Provinces of British Columbia and Ontario;

(i)
Crosshair is current with all material filings required to be made in all jurisdictions in which Crosshair exists or carries on any material business and Crosshair is not in default of any filings required to be made under applicable securities laws;

(j)
all Disclosure Documents of Crosshair contain no untrue statement of a material fact as at the date thereof nor do they omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made;

(k)	upon their issuance, the Crosshair Warrants will be validly created, issued and outstanding, registered in the names of the holders thereof;

(l)	upon their issuance, the Crosshair Shares and the common shares underlying the Crosshair Warrants will be validly issued and outstanding as fully paid and non-assessable shares of Crosshair;

(m)
the audited consolidated financial statements of Crosshair for the financial year ended April 30, 2007 and the unaudited financial statements for the interim period ended January 31, 2008 (the “Crosshair Financial Statements”) are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of Crosshair for the periods ended and have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis; and

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(n)
there are no material liabilities of Crosshair, whether direct, indirect, absolute or contingent which are not disclosed or reflected in the Crosshair Financial Statements except those occurred in the ordinary course of business of the Corporation since January 31, 2008.

Lib2:131769.3

2.3
The representations, warranties and covenants hereinbefore set out are conditions on which each of the Parties have relied in entering into this Agreement and each of the Parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

2.4
For the purposes of section 2.1(b) and section 2.1(q), UUL makes no representation or warranty as to whether or not the Acquisition requires the approval of UUL’s shareholders pursuant to section 301 of the Business Corporations Act (British Columbia).

3.	PURCHASE AND SALE

3.1
Subject to the terms and conditions of this Agreement, UUL hereby agrees to sell and transfer to Crosshair at the Closing, and Crosshair hereby agrees to purchase from UUL at the Closing, 100% of UUL’s Interest in the Claims and the Assets and all of UUL’s rights and obligations under the PAA.

3.2	In consideration of the sale to it of UUL’s Interest in the Claims and the Assets and UUL’s rights and obligations under the PAA, Crosshair shall, at Closing:

(a)	forgive the Bridge Loan and release the Security to the Vendor; and

(b)
issue to UUL 10,000,000 common shares of Crosshair as presently constituted (the “Crosshair Shares”) and 7,500,000 common share purchase warrants, each to purchase one common share of Crosshair as presently constituted (the “Crosshair Warrants”).

((a) and (b) are, together, the “Purchase Price”)

3.3	UUL and Crosshair will elect in the prescribed manner and within the prescribed time, pursuant to subsection 85(1) of the Income Tax Act (Canada), to effect the transfer of:

(a)	UUL’s Interest in the Claims and the Assets to Crosshair at an agreed amount of $500,000; and

(b)	UUL’s rights and obligations under the PAA at an agreed amount of $1.00.

3.4
The Crosshair Warrants will be exercisable for three (3) years from the Closing Date of the Acquisition at an exercise price of $1.00 per Crosshair Warrant. If over a period of 20 days following the Closing Date and the expiry of the Crosshair Warrants, the daily volume weighted average trading price of Crosshair common shares on the Toronto Stock Exchange, or such other stock exchange where the majority of trading occurs,

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exceeds $2.00, Crosshair may give notice in writing to the holders of the Crosshair Warrants within 30 days of such occurrence that the Crosshair Warrants shall expire at 4:00 p.m. (Vancouver time) on the 30th day following the giving of such notice unless exercised by the holders prior to such date.

3.5
Crosshair is relying on an exemption from the requirements to provide UUL with a prospectus and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia) including statutory rights of rescission or damages, will not be available to UUL.

3.6	The Crosshair Shares and Crosshair Warrants will be subject to resale restrictions and the certificates representing the securities will bear legends in substantially the following form:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]

3.7	On Closing, UUL and Crosshair shall enter into an assignment and assumption agreement in the form of Schedule “F” in respect of the Interest (the “Assignment and Assumption Agreement”).

3.8
On Closing, UUL and Crosshair shall enter into a novation agreement with Silver Spruce in accordance with section 37 of the PAA in substantially the form of Schedule “H” or in such other form as may be acceptable to UUL.  Crosshair and Silver Spruce (the “Novation Agreement”).

4.	VOTING TRUST AND ESCROW PROVISIONS

4.1	On Closing, the UUL shall enter into a voting trust agreement in the form of Schedule “D”, in respect of the Crosshair Shares subject to the Escrow Agreement (the “Voting Trust Agreement”).

4.2	The Voting Trust Agreement shall expire upon the first to occur of:

(a)	completion of a distribution of the Crosshair Shares and Crosshair Warrants to UUL’s shareholders; and

(b)	release of all of the Crosshair Shares and Crosshair Warrants from escrow in accordance with the terms of the Escrow Agreement, as more particularly described in section 4.4.

4.3	On Closing, UUL shall enter into an escrow agreement in the form of Schedule “C” in respect of the Crosshair Shares and Crosshair Warrants (the “Escrow Agreement”).

4.4	Pursuant to the terms of the Escrow Agreement, the Crosshair Shares and Crosshair Warrants will be released to UUL in equal tranches in three (3) month intervals, with the

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initial distribution occurring on the date which is three (3) months after the Closing Date and the final distribution occurring on the date which is two (2) years after the Closing Date.

4.5	The Escrow Agreement shall expire upon the first to occur of:

(a)	completion of a distribution of the Crosshair Shares and Crosshair Warrants to UUL’s shareholders; and

(b)	release of all of the Crosshair Shares and Crosshair Warrants from escrow in accordance with the terms of the Escrow Agreement.

5.	NET SMELTER RETURN (NSR) ROYALTY

5.1
UUL will prior to Closing reserve to itself from the transfer of the Claims contemplated by this Agreement an interest in the Claims by way of a 2% royalty in respect of 60% of production from the Claims calculated and payable in accordance with the terms set out in Schedule E (the “Royalty”), which Royalty shall comprise an interest in, run with, bind and touch the mineral lands comprised in the transferred Claims, including any renewal thereof and any other form of successor or substitute title therefore, including for the sake of certainty any mineral lease or mineral grant arising therefrom.

5.2
Crosshair may, at any time and at its sole election, elect by delivery of a written notice to UUL, to purchase 25% of the Royalty in exchange for a lump sum payment of $1,000,000, thereby reducing the Royalty from a 2.0% royalty to a 1.5% royalty.

5.3
Crosshair acknowledges and agrees that the Royalty to be retained by UUL is a direct interest in the Claims and in the ores mined from the Claims, provided that such interest shall be satisfied and shall be terminated with respect to any such ores by payment of the amount of the Royalty relating thereto.  Notwithstanding that the Royalty is an interest in the Claims and the ores removed therefrom, the nature, extent and timing of all work relating to the Claims and their exploration, development or operation, including, without limitation, the timing for the commencement, suspension or termination of any such work and the treatment and disposition of any ore removed from the Claims, shall all be in the discretion of Crosshair.

5.4
If the Claims are converted into mining leases or some other form of mineral tenure, the provisions of this section 5 shall continue to apply to such mining leases or other form of mineral tenure as though each reference in this section 5 to Claims was a reference to such mining leases or other form of mineral tenure.

6.	SETTLEMENT AND RELEASE

6.1
On Closing, UUL, Silver Spruce and Crosshair shall have entered into a settlement and release agreement substantially in the form attached hereto as Schedule G, wherein Silver Spruce will agree to pay UUL $250,000 in return for UUL and Crosshair releasing Silver Spruce from all claims arising under the PAA (the “Settlement and Release Agreement”).

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7.	RIGHT TO REPRESENTATION ON CROSSHAIR BOARD OF DIRECTORS

7.1	The Parties agree that they will use their best efforts, subject to any required regulatory approvals, to cause Mr. Ron Atlas to be appointed as a director of Crosshair.

8.	CLOSING ARRANGEMENTS

8.1
The Closing shall take place at 10:00 a.m. (Vancouver time) on the Closing Date at the offices of Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, B.C., or such other time on the Closing Date as may be agreed by the Parties.

8.2	At the Closing, UUL shall deliver or cause to be delivered to Crosshair:

(a)	a certified true copy of the resolutions of UUL evidencing that the Board of Directors of UUL has approved this Agreement and all of the transactions of UUL contemplated hereunder;

(b)
a form of document satisfactory to Crosshair, acting reasonably, duly executed by UUL for the transfer of UUL’s Interest in the Claims to Crosshair and where, applicable, UUL will file and record such instruments of conveyance and transfer with the appropriate governmental authorities (all filing fees to be paid by UUL);

(c)	the Escrow Agreement, attached hereto as Schedule “C”, duly executed by UUL, for the escrow of the Crosshair Shares and Crosshair Warrants issued to UUL;

(d)	the Voting Trust Agreement, attached hereto as Schedule “D”, duly executed by UUL, for the voting by UUL of the Crosshair Shares subject to the Escrow Agreement;

(e)	the Assignment and Assumption Agreement, attached hereto as Schedule “F”, duly executed by UUL, for the transfer of UUL’s rights and obligations under the PAA;

(f)
a certificate of a senior officer of UUL (without personal liability) dated as of the Closing Date certifying that the representations and warranties of UUL contained herein are true and correct in all material respects as of the date made and as of the Closing Date;

(g)	originals or copies of all documents, data, maps, books, records, results and other material related to the Claims in the possession of UUL;

(h)	favourable legal opinions of legal counsel to UUL, addressed to Crosshair and dated as of the Closing Date, in the form and content acceptable to Crosshair acting reasonably; and

(i)	such other documents as Crosshair may reasonably request.

8.3	At Closing, Crosshair shall deliver or cause to be delivered:

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(a)	certified true copies of the resolutions of the directors of Crosshair evidencing the approval of this Agreement and all of the transactions of Crosshair contemplated hereunder;

(b)	a certificate or certificates representing the Crosshair Shares registered in the name of UUL;

(c)	a certificate or certificates representing the Crosshair Warrants registered in the name of UUL;

(d)	a form of document satisfactory to UUL, acting reasonably, evidencing that the Bridge Loan is forgiven and the Security is released;

(e)	the Escrow Agreement, attached hereto as Schedule “C”, duly executed by Crosshair, for the escrow of the Crosshair Shares and Crosshair Warrants issued to UUL;

(f)	the Voting Trust Agreement, attached hereto as Schedule “E”, duly executed by Crosshair, for the voting by UUL of the Crosshair Shares subject to the Escrow Agreement;

(g)	the Assignment and Assumption Agreement, attached hereto as Schedule “F”, duly executed by Crosshair, for the transfer of UUL’s rights and obligations under the PAA;

(h)
a certificate signed by a senior officer of Crosshair (without personal liability) dated as of the Closing Date certifying that the representations and warranties of Crosshair contained herein are true and correct in all material respects as of the date made and as of the Closing Date;

(i)	such favourable legal opinions of legal counsel to Crosshair, addressed to UUL and dated as of the Closing Date, in the form and content acceptable to UUL; and

(j)	such other documents as UUL may reasonably request.

9.	CONDITIONS OF CLOSING

9.1
Crosshair shall not be obligated to complete the Acquisition pursuant to this Agreement unless, at or before the Closing, each of the conditions listed below in this section 9.1 have been satisfied, it being understood that the said conditions are for the exclusive benefit of Crosshair:

(a)	the representations of UUL in this Agreement shall be true and correct in all material respects at the Closing;

(b)
UUL shall have performed and complied in all material respects with the terms and conditions of this Agreement on its part to be performed or complied with at or before Closing and shall have executed or delivered to Crosshair at the

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Closing all of the documents contemplated in section 8.2 and elsewhere in this agreement;

(c)
Crosshair’s due diligence review of UUL and the Claims does not demonstrate the existence of an material undisclosed fact regarding UUL or the Claims or the material inaccuracy of a representation or warranty of UUL as set out in section 2;

(d)	during the Interim Period, there shall have been no Material Adverse Change with respect to the Claims or UUL;

(e)
during the Interim Period, there shall have been no Order made or any Legal Proceedings commenced or threatened for the purpose, or which could have the effect, of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; and

(f)
all regulatory approvals and consents to the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, including the approval of any stock exchange that the securities of the Parties are listed on.

9.2
If any condition in section 9.1 has not been fulfilled at or before Closing or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of Crosshair to comply with its obligations under this Agreement, then Crosshair may in its sole discretion, without limiting the rights or remedies available to Crosshair at law or in equity, either:

(a)	terminate this Agreement by notice to UUL; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfillment of any other condition.

9.3
UUL shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before Closing, each of the conditions listed below in this section 9.3 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of UUL:

(a)	the representations of Crosshair in this Agreement shall be true and correct in all material respects at the Closing;

(b)
Crosshair shall have performed and complied in all material respects with the terms and conditions of this Agreement on its part to be performed or complied with at or before Closing and shall have executed or delivered to UUL at the Closing all of the documents contemplated in section 8.3 and elsewhere in this agreement;

(c)
UUL’s due diligence review of Crosshair does not demonstrate the existence of a material undisclosed fact regarding Crosshair or the material inaccuracy of a representation and warranty of Crosshair as set out in section 2;

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(d)
during the Interim Period, there shall have been no Order made or any Legal Proceedings commenced or threatened for the purpose, or which could have the effect, of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; and

(e)
all regulatory approvals and consents to the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, including the approval of any stock exchange that the securities of the Parties are listed on.

9.4
If any condition in section 9.3 has not been fulfilled at or before Closing or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of UUL to comply with its obligations under this Agreement, then UUL may in its sole discretion, without limiting the rights or remedies available to UUL at law or in equity, either:

(a)	terminate this Agreement by notice to Crosshair; or

(b)	waive compliance with any such condition without prejudice to its right of termination on the event of non-fulfillment of any other condition.

10.	ACTION DURING INTERIM PERIOD

10.1	During the Interim Period, UUL shall operate all business related to the Claims and the PAA in the ordinary course of business and in compliance with all applicable Laws.

10.2	During the Interim Period UUL shall not:

(a)	dispose of, grant any interest in or encumber any of the Claims;

(b)	enter into any contract or any other transaction that could affect any of the Claims, except with the prior written consent of Crosshair;

(c)
terminate, cancel, modify or amend in any respect any contract related to the Claims or take or fail to take any action that would entitle any party to a contract related to the Claims to terminate, modify, cancel or amend such contract; or

(d)	agree, commit or enter into any understanding to take any action set out in paragraphs (a), (b) or (c) of this section 10.2.

11.	SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

11.1
Upon execution of this Agreement, UUL will forthwith make available to Crosshair all technical, engineering, environmental data and reports on the Claims in its possession including, but not limited to: engineering reports, geological, geochemical and geophysical survey data and reports, environmental data and reports and all correspondence between UUL and the Newfoundland government or other agencies.

11.2	Pursuant to the Crosshair’s due diligence investigation and UUL’s due diligence investigation, Crosshair and UUL each will disclose and make available to the other

  50612059.9

certain Confidential Information.  The term “Confidential Information” as used in this Agreement will mean all information, data and knowledge (whether in the form of documents or other written material, electronic, magnetic or laser recording or memory, know-how or otherwise) relating, directly or indirectly, to the property, assets, books and records, or corporate records of either Party that is delivered or disclosed to the other Party, and will include the receiving Party’s analyses, interpretations and compilations of such information, data, knowledge or know-how. The term “Confidential Information” will not include information, data and knowledge that:

(a)	is in possession or control of a Party prior to disclosure by the other Party;

(b)	is in the public domain prior to such disclosure; or

(c)	lawfully enters the public domain through no violation of this Agreement.

11.3
For the twelve month period commencing on the effective date of the this Agreement, neither Party will directly or indirectly use any Confidential Information for its benefit, the benefit of any third party or to the detriment of the other Party or disclose Confidential Information to any third party, except as provided in this section 11.3. Notwithstanding the foregoing, either Party may disclose Confidential Information to:

(a)
its officers, directors, employees, affiliates, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors in connection with the performance of the Parties under this Agreement;

(b)
any third party to or with which such Party contemplates its sale, merger or amalgamation, provided that in any such case only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and the Person to whom disclosure is made shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this section 11; or

(c)
the extent required by law or the applicable rules of a stock exchange or Government Authority, and then only after giving the other Party reasonable advance notice of the intended disclosure so that such Party can seek a protective order.

11.4
A Party disclosing Confidential Information will be responsible and liable for any use or disclosure of the Confidential Information in violation of this Agreement by the persons to whom it makes such disclosures.

11.5
In addition to all of its other remedies at law or in equity for a breach of the foregoing use and confidentiality obligations, each Party will have the right to obtain an injunction to prevent the use or disclosure of Confidential Information in violation of the terms of this Agreement.

11.6	Effective upon Closing, all Confidential Information relating to the Claims will be deemed to be Confidential Information of Crosshair.

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11.7
Neither Party shall make announcements regarding the Acquisition and other transactions contemplated herein prior to Closing which has not been previously reviewed and commented on by the other Party, except that a Party may make press releases or filings with a regulatory authority if counsel for such Party advises that such press release or filing is necessary in order to comply with applicable Law or the rules and policies of any securities regulatory authority having jurisdiction over such Party, in which case such Party will first make a reasonable effort to obtain the prior approval of the other Party, such approval not to be unreasonably withheld or delayed.

12.	REGISTRATIONS

12.1	The Parties agree to have this Agreement registered against title to the Claims with the Mineral Claims Recorder (Newfoundland and Labrador) as soon as practicable after Closing.

12.2
UUL shall have the right to register against title to the Claims with the Mineral Claims Recorder (Newfoundland and Labrador) against title to the Claims and, if the Claims are converted into leases or some other form of mineral tenure, to register against title to such leases or other forms of mineral tenure, such forms of notice, caution or other documents that UUL may consider necessary or desirable to give notice to third parties of UUL’s reservation of the Royalty and to protect UUL’s right to receive the Royalty.  Crosshair consents to such registrations and shall cooperate as may be reasonably required by UUL with respect to accomplishing the same.

13.	NOTICES

13.1
Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

(a)	If to UUL at:
Suite 600-595 Howe Street
Vancouver, British Columbia,
V6C 2T5

Attention: Ron Atlas
Facsimile No.: 604-662-3904

(b)	If to Crosshair at:
Suite 1240 - 1140 West Pender Street,
Vancouver, BC
V6E 4G1

50612059.9

Attention:  Mark J. Morabito
Facsimile No.: 604 681-8039

13.2	Any notice, direction or other instrument will:

(a)	if delivered, be deemed to have been given and received on the day it was delivered; and

(b)	if sent by telecommunication, facsimile or other similar form of communication, be deemed to have been given and received on the business day following the day it was so sent.

13.3
A Party may at any time give to the other Party notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

14.	TERMINATION

14.1	Other than the provisions of this Agreement which explicitly survive termination, and other than sections 2.3, 9.1 and 9.3, this Agreement will terminate:

(a)	upon the written agreement of the Parties to terminate; or

(b)	if the conditions in section 9 are not satisfied or waived by July 31, 2008, or such later date as may be agreed to by the Parties.

15.	FORCE MAJEURE

15.1
The obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private licence, permit or other authorisation; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, provincial or local agency that delays or prevents the issuance or granting of any approval or authorisation required to conduct operations beyond the reasonable expectations of the Party seeking the approval or authorisation; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; civil strife, terrorism, insurrection or rebellion; fire, explosion, earthquake; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or

50612059.9

any other cause whether similar or dissimilar to the foregoing (an “Intervening Event”). Notwithstanding any of the foregoing, lack of funds or inability to raise financing shall not be considered force majeure events for the purposes of this section 15.1.

15.2
A Party relying on the provisions of section 15.1 will promptly give written notice to the other Parties of the particulars of the Intervening Event and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event.

15.3
A Party relying on the provisions of section 15.1 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as commercially practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion commercially impracticable.  A Party relying on the provisions of section 15.1 will give written notice to the other Parties as soon as such Intervening Event ceases to exist.

16.	DEFAULT

16.1
Notwithstanding anything in this Agreement to the contrary, if any Party (a “Defaulting Party”) is in default of any requirement herein set forth any other Party may give written notice to the Defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 10 days after the giving of  the first notice of default by the other Party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the other Party will be entitled to seek any remedy it may have on account of such default, which remedies shall include terminating this Agreement and/or seeking the remedies of specific performance, injunction or damages.

17.	GENERAL

17.1	The Parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

17.2	Time will be of the essence in the performance of this Agreement.

17.3
This Agreement may not be assigned by either Party prior to the Closing.  Thereafter, this Agreement may be assigned by either Party with the prior written consent of the other Party, which will not be unreasonably withheld, and will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

17.4
Crosshair shall not sell, assign, transfer, mortgage, encumber or otherwise dispose of the whole or any part of its right, title and interest in and to the Interest unless the proposed transferee first agrees with and for the benefit of UUL:

50612059.9

(a)
to assume all of the obligations of Crosshair under this Agreement in respect of the portion of the Interest disposed of to the transferee, including without limitation the obligations of Crosshair in respect of payment of the Royalty; and

(b)
not to sell, assign, transfer, mortgage or otherwise dispose of the whole or any part of its right, title and interest in and to the Interest unless the proposed transferee first enters into a covenant with and for the benefit of UUL on the terms of this section 17.4 with UUL or its successors or assigns, as the case may be.

17.5
This agreement (including the Schedules thereto) constitutes the entire agreement between the Parties and, except as hereafter set out, replaces and supersedes the Letter Agreement and all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein.  There are no implied covenants contained in this Agreement.

17.6
In the event of any sale, assignment, transfer, pledge, hypothecation or disposition of any legal or equitable interest of any nature or kind whatsoever by Crosshair of any interest in the Claims to a party other than Silver Spruce (a “Third Party Purchaser”), Crosshair shall:

(a)	furnish to the Third Party Purchaser a true copy of the PAA;

(b)
procure the Third Party Purchaser’s written novation agreement in favour of Silver Spruce that the Third Party Purchaser shall be bound by the terms, rights, obligations and burdens of the PAA as if it were a party thereto in the place and stead of Crosshair; and

(c)
ensure that in any agreement and deed of sale, assignment or disposition of any nature to a Third Party Purchaser a covenant to the same obligation and effect as this section 17.5 which would oblige the Third Party Purchaser and its successors and assigns is contained therein and that any such agreement, deed of sale, assignment or disposition is registered at the public registries in which it is required or customary to register mining agreements pertaining to land.

17.7
The representations, warranties, covenants and agreements of UUL and Crosshair contained in this Agreement shall not merge in but shall instead survive the execution and delivery of this Agreement and all other deeds, bills of sale, conveyances, transfers, assignments, instruments and other documents delivered by the parties relating to the Acquisition, whether delivered on or after the Closing.

17.8	This agreement will be governed by and construed according to the laws of British Columbia and the federal laws of Canada applicable therein.

17.9	This agreement may only be amended by the written agreement of the Parties hereto and their permitted successors and permitted assigns.

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17.10
All costs and expenses, including legal fees and disbursements, incurred in connection with the negotiation and preparation of this Agreement and the consummation of transactions contemplated hereby shall be borne by the Party that incurred same.

17.11	This agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed these presents as of the day and year first above written.

  50612059.9

UNIVERSAL URANIUM LTD.

By:	“William Galine”
Name: William Galine
Title: Executive Vice-President

CROSSHAIR EXPLORATION & MINING CORP.

By:	“Mark Morabito”
Name: Mark Morabito
Title: Chief Executive Officer

50612059.9

SCHEDULE “A” TO THE PURCHASE AND SALE AGREEMENT

DESCRIPTION OF THE CLAIMS

  50612059.9
A-1

SCHEDULE “B” TO THE  PURCHASE AND SALE AGREEMENT

DESCRIPTION OF THE ASSETS AND INVENTORY

SCHEDULE B

Assets & Inventory

From documentation provided by UUL

Transportation Etc.

Serial#	Make	Model	Year	Description
JYE8BD006A040778	Yamaha	Bravo	2007	Snowmobile
SN1SU4B07C717426	Polaris	Widetrack 500	2007	Snowmobile
JYE8DB0058A042975	Yamaha	Bravo	2008	Snowmobile
JYE8BD0067A040779	Yamaha	Bravo	2007	Snowmobile
SN1SU4BS48C347258	Polaris	Widetrack 500	2008	Snowmobile
SN1SU4BS48C347267	Polaris	Widetrack 500	2008	Snowmobile
4XASD5B55YC002827	Polaris	Touring	2000	Snowmobile
4XAST5BS32B220016	Polaris	Touring	2002	Snowmobile
A7011608	Smart Gen	30 KW	2007	Generator
A7011606	Smart Gen	30 KW	2007	Generator
N/A	Yamaha	Rhino	2007	ATV
N/A	Crestliner	16 FT	N/A	Aluminium Speed Boat
L1036498J	Yamaha	25HP	2008	Outboard Engine

Camp Equipment

# Of Items	Make	Model	Description
8	GLT-3		oil stove
3	GLT-2		oil stove
2	GLT-1		oil stove
2	Expedition		oil stove
1	prospector		oil stove
1	refrigerator	970-65832T	ser-BAG4914528 (Kenmore)
1	refrigerator	970-60712A	ser-BAG5114483 (Galaxy)
1	stand up freezer	970-227727	ser-WB63348224 (Kenmore)
1	chest freezer	C675-19688-ON	ser-14740513JN (Kenmore)
1	electric hot water heater	SS40SDE (30gal)	ser-S0608-535660 (GSW)
1	propane water heater	UG40-32LF-P1U (40 GAL)	ser-A4733565 (Giant)
1	propane water heater	UG40-32LF-P1U (40 GAL)	ser-A4733567 (Giant)
1	propane stove	WPM210-C	ser-9260417 (Brownie)
1	propane stove	WPM610-C	ser-5R60233
1	washer	1102742600	ser-CV223027 (Kenmore)
1	washer	DTT42OW	ser-0606051301193 (Danby)

50612059.9

From documentation provided by Silver Spruce

Software

Description	Invoice Date	Total
Explorpac lic (Gemcom)	2/27/2007	$11,449.50 (+ maintenance and support for March 1 – June 30/07 = $572.48)
Surpac Software (Gemcom)	12/12/2007	$23,775.00 (+Maintenance for 6 months = $2,853)
MapInfo Software (Digeos)	5/25/07	$1,242.00

Core Boxes

Description	Invoice Date	Total
5000 core trays (Garden Lake Timber)	4/24/07	$32,600.00

Communications

Description	Invoice Date	Total
12 VHF radio's, base station and repeater system with 3 solar panels (Downeast Communications)	5/31/07	$9,950.00
5 VHF radio's and power supply enclosure (Downeast Communications)	7/11/07	$2,295.00
Iridium Sat phone (Labrador Specialty)	5/23/07	$1,895.00

Miscellaneous

Description	Invoice Date	Total
Excavator – 1 Kubota KH007 mini excavator S/n 13783 (Hotel North)	6/21/07	$8,500.00
Various field supplies, including safety cruiser vest, aluminium sheet holders, 12 GPS units, 20 compasses and 13 backpacks (ASK Prospecting)	6/19/07	$13,405.19

50612059.9

50612059.9

SCHEDULE “C” TO THE  PURCHASE AND SALE AGREEMENT

Attached to an forming part of the agreement between Crosshair Exploration & Mining Corp. and Universal Uranium Ltd. dated July [●], 2008.

ESCROW AGREEMENT

THIS AGREEMENT made as of the  ____ day of July 2008 (the “Effective Date”).

A M O N G:
UNIVERSAL URANIUM LTD.
(“UUL”)
OF THE FIRST PART
- and -
COMPUTERSHARE INVESTOR SERVICES INC.
(the “Escrow Agent”)
OF THE SECOND PART
- and -
CROSSHAIR EXPLORATION & MINING CORP.
(“Crosshair”)
OF THE THIRD PART

WHEREAS UUL and Crosshair have entered into a purchase and sale agreement dated the date hereof (the “Purchase Agreement”);

AND WHEREAS pursuant to the terms of the Purchase Agreement, Crosshair has agreed to issue 10,000,000 common shares (the “Crosshair Shares”) and 7,500,000 common share purchase warrants (the “Crosshair Warrants”) (the Crosshair Shares and Crosshair Warrants are, together, the “Subject Securities”) to UUL;

AND WHEREAS it is a condition of the closing of the transactions contemplated in the Purchase Agreement that UUL and Crosshair execute this Agreement with respect to the Subject Securities;

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AND WHEREAS the Escrow Agent has agreed to undertake and perform its duties according to the terms and conditions hereof.

NOW THEREFORE this Agreement witnesseth that in consideration of the aforesaid agreements, and of the sum of one dollar ($1.00) now paid by the parties hereto, each to the other (the receipt and sufficiency of which sum the parties do hereby respectively acknowledge each to the other), UUL covenants and agrees with Crosshair and with the Escrow Agent, and Crosshair and the Escrow Agent jointly and severally covenant and agree with each other and with UUL, as follows:

1.           UUL hereby places and deposits in escrow with the Escrow Agent the Subject Securities which are represented by the certificates referred to in Exhibit “A” hereto and hereby undertakes and agrees to immediately deliver or cause to be delivered to the Escrow Agent any share certificates or other evidence of these Subject Securities which it has or may later receive. If UUL receives any other securities (“Additional Subject Securities”):

(a)	as a dividend or other distribution on the Subject Securities;

(b)	on the exercise of a right of purchase, conversion or exchange attaching to the Subject Securities;

(c)	on a subdivision or compulsory or automatic conversion or exchange of the Subject Securities; or

(d)	from a successor issuer in a business combination;

UUL will deliver or cause to be delivered to the Escrow Agent any share certificates or other evidence of Additional Subject Securities. For greater certainty, where this Agreement refers to Subject Securities, it includes the Additional Subject Securities.

2.           During the period in which the Subject Securities are held in escrow pursuant to the terms hereof, the certificates representing the Subject Securities (including any replacement securities or certificates) shall remain registered in the name of UUL or any successor to UUL.

3.           The parties hereby agree that the Subject Securities and the beneficial ownership of or any interest in them and the certificates representing them (including any replacement securities or certificates) shall not be sold, assigned, hypothecated, alienated, redeemed or retracted, released from escrow, transferred within escrow, or otherwise dealt with in any manner, except in accordance with the Release Schedule contained in paragraph 4 and according to a Written Direction received by the Escrow Agent pursuant to paragraph 5.

4.           The parties hereby agree that the Subject Securities shall be released to UUL by the Escrow Agent in accordance with the following schedule (the “Release Schedule”):

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Release Dates	Total Number of Crosshair Shares to be Released	Total Number of Crosshair Warrants to be Released
3 months following the Effective Date	1,428,000	1,071,000
6 months following the Effective Date	1,428,000	1,071,000
9 months following the Effective Date	1,428,000	1,071,000
12 months following the Effective Date	1,429,000	1,071,000
15 months following the Effective Date	1,429,000	1,071,000
18 months following the Effective Date	1,429,000	1,071,000
24 months following the Effective Date	1,429,000	1,074,000
TOTAL	10,000,000	7,500,000

5.           Notwithstanding paragraph 2 and the Release Schedule contained in paragraph 3, the total number of Subject Securities then subject to the escrow (the “Remaining Subject Securities”) shall be released upon receipt by the Escrow Agent of a joint written direction (a “Written Direction”) signed by an authorized officer of Crosshair and an authorized officer of UUL confirming that UUL has entered into a distribution arrangement with its shareholders with respect to the Remaining Subject Securities and irrevocably authorizing the Escrow Agent to release the Remaining Subject Securities in accordance with the terms of the Written Direction.

6.           The Escrow Agent will send to each security holder any share certificates or other evidence of that security holder’s Subject Securities in the possession of the Escrow Agent released from escrow as soon as reasonably practicable after the release.

7.           The Escrow Agent will not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any Subject Security deposited with it.

8.           The Escrow Agent is authorized to cancel any share certificate delivered to it and hold such security holder’s Subject Securities in electronic or uncertificated form only, pending release of such securities from escrow.

9.           The Escrow Agent will have no responsibility with respect to any Subject Securities in respect of which no share certificate or other evidence of electronic or uncertificated form of these securities has been delivered to it or otherwise received by it.

10.           The Escrow Agent hereby accepts the duties placed on it hereby and the Subject Securities and any share certificates or other evidence of these securities, solely as custodian, bailee and agent. No trust is intended to be, or is or will be created hereby and the Escrow Agent shall owe no duties hereunder as trustee.

11.           UUL and Crosshair hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent, its affiliates and their current and former directors, officers, employees and agents from and against all claims, demands, losses, penalties, costs, expenses, fees and liabilities, including, without limitation, legal fees and expenses, directly or indirectly arising out of, or in connection with, or in respect of, this Agreement, except where the same result directly

  50612059.9

and principally from gross negligence, willful misconduct or bad faith on the part of the Escrow Agent. This indemnity survives the release of the Subject Securities, the resignation or termination of the Escrow Agent and the termination of this Agreement.

12.           The Escrow Agent may consult or retain such legal counsel and advisors as it may reasonably require for the purpose of discharging its duties or determining its rights under this Agreement and may rely and act upon the advice of such counsel or advisor. The Escrow Agent will give written notice to the parties as soon as practicable that it has retained legal counsel or other advisors.

13.           In the event of any disagreement arising under the terms of this Agreement, the Escrow Agent will be entitled, at its option, to refuse to comply with any and all demands whatsoever until the dispute is settled either by a written agreement among the parties or by a court of competent jurisdiction.

14.           If the Escrow Agent should wish to resign, it shall give written notice to Crosshair. Should Crosshair wish to terminate the Escrow Agent, it will give written notice to the Escrow Agent. If the Escrow Agent resigns or is terminated, Crosshair will be responsible for ensuring that the Escrow Agent is replaced not later than the resignation or termination date by another escrow agent that is acceptable to securities regulators having jurisdiction in the matter and that has accepted such appointment, which appointment will be binding on Crosshair and UUL. The resignation or termination of the Escrow Agent will be effective, and the Escrow Agent will cease to be bound by this Agreement, on the date that is 30 days after the date of receipt of the notices referred to above by the Escrow Agent or Crosshair, as applicable, or such other date  which the Escrow Agent and Crosshair may agree upon, provided that the resignation or termination date shall not be less than 10 business days before a release date.

15.            If Crosshair has not appointed a successor escrow agent within 30 days of the resignation or termination date, the Escrow Agent will apply, at Crosshair’s expense, to a court of competent jurisdiction for the appointment of a successor escrow agent and the duties and responsibilities of the Escrow Agent will cease immediately upon such appointment. The new escrow agent shall assume and be bound by the obligations of the Escrow Agent hereunder.

16.           The Escrow Agent shall not be liable for having acted in good faith upon any written direction, notice, request, waiver, consent, receipt or other paper or documents furnished in writing to the Escrow Agent by UUL or Crosshair or any other person, firm or corporation that shall be legally entitled to deal with or become the registered owner of the Subject Securities and purportedly signed by UUL or Crosshair or such other person, firm or corporation, as shall respectively be the case.

17.           The Escrow Agent will not be liable to any of the parties hereunder for any action taken or omitted to be taken by it under or in connection with this Agreement, except for losses directly, principally and immediately caused by its bad faith, willful misconduct or gross negligence. Under no circumstances will the Escrow Agent be liable for any special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages hereunder, including any loss of profits, whether foreseeable or unforeseeable. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the collective liability of the

  50612059.9

Escrow Agent under or in connection with this Agreement to any one or more parties, except for losses directly caused by its bad faith, willful misconduct or gross negligence, exceed the amount of its annual fees under this Agreement or the amount of three thousand dollars ($3,000.00), whichever amount shall be greater.

18.           The parties will pay the Escrow Agent reasonable remuneration for its services under this Agreement, which fees are subject to revision from time to time on 30 days' written notice.  The parties will reimburse the Escrow Agent for its expenses and disbursements. Any amount due under this section and unpaid 30 days after request for such payment, will bear interest from the expiration of such period at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand.

19.           The Escrow Agent shall have no duties except those which are expressly herein set forth and shall not be bound by any notice, claim or demand with respect thereto or waiver, modification, amendment, termination or rescission of this Agreement unless received and agreed upon in writing by the Escrow Agent.

20.           Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

(a)	If to UUL at:

Suite 600-595 Howe Street
Vancouver, British Columbia,
V6C 2T5

Attention: Ron Atlas
Facsimile No.: 604-662-3904

(b)	If to Crosshair at:

Suite 1240 - 1140 West Pender Street,
Vancouver, BC
V6E 4G1

Attention:  Mark J. Morabito
Facsimile No.: 604 681-8039

(c)	If the Escrow Agent at:

3rd Floor- 510 Burrard Street,
Vancouver, BC
V6C 3B9

  50612059.9

Attention:  General Manager, Client Services
Facsimile No.: 604 661-9401

21.           Wherever the singular is used throughout this Agreement, the same shall be construed as being the plural where the context so requires.

22.           This Agreement shall enure to the benefit of and be binding upon the Parties hereto and each of their respective successors and assigns.

23.           This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

24.           This Agreement may be executed in several counterparts in the same form and such counterparts as so executed shall together form one original agreement, and such counterparts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

UNIVERSAL URANIUM LTD.

By:
Name:
Title:
COMPUTERSHARE INVESTOR SERVICES INC.
By:
Authorized Signatory
By:
Authorized Signatory
CROSSHAIR MINING & EXPLORATION CORP.
By:
Name:
Title:

  50612059.9

EXHIBIT “A”

DESCRIPTION OF SUBJECT SECURITIES

Crosshair Shares
Number of Crosshair Shares	Certificate Number
10,000,000	[•]

Crosshair Warrants
Number of Crosshair Warrants	Certificate Number
1,071,000	1
1,071,000	2
1,071,000	3
1,071,000	4
1,071,000	5
1,071,000	6
1,074,000	7

50612059.9

SCHEDULE “D” TO THE  PURCHASE AND SALE AGREEMENT

Attached to and forming part of the agreement between Crosshair Exploration & Mining Corp. and Universal Uranium Ltd. dated July [●], 2008

VOTING TRUST AGREEMENT

THIS AGREEMENT made effective as of July ___, 2008 (the “Effective Date”)

BETWEEN:
CROSSHAIR EXPLORATION & MINING CORP., a corporation existing under the laws of British Columbia, having its head office at Suite 1240- 1140 West Pender Street, Vancouver, B.C., V6E 4G1
(“Crosshair”)
AND:
UNIVERSAL URANIUM LTD., a corporation existing under the laws of British Columbia, having its head office at Suite 600-595 Howe Street, Vancouver, British Columbia, V6C 2T5
(“UUL”)

WHEREAS Crosshair has entered into a purchase and sale agreement (the “Purchase Agreement”) dated for reference July ____, 2008 with UUL, pursuant to which Crosshair will acquire all UUL’s Interest in certain Claims as well as UUL’s rights and obligations under the PAA, and in consideration Crosshair will issue common shares and common share purchase warrants to UUL (the “Securities”);

AND WHEREAS pursuant to the terms of the Purchase Agreement, UUL has agreed that the Securities shall be subject to an escrow and released to UUL pursuant to the terms of an Escrow Agreement entered into between the parties;

AND WHEREAS the parties have agreed that all common shares subject to the Escrow Agreement and not yet released to UUL pursuant to the terms thereof (the “Subject Securities”) shall also be subject to a voting trust;

AND WHEREAS it is a condition to the closing of the transactions contemplated in the Purchase Agreement that UUL execute this voting trust agreement (the “Voting Trust”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

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1.           Definitions.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2.           Term of Voting Trust.  This Voting Trust will be effective as of the date hereof and will terminate on the Termination Date. As used herein, the term “Termination Date” shall mean the date upon which none of the Subject Securities are subject to the Escrow Agreement.

3.           Agreement to Vote the Subject Securities.  Until the Termination Date, at every meeting of the shareholders of Crosshair called with respect to any matter brought before the shareholders of Crosshair by management for their consideration and approval, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Crosshair with respect to any matter brought to the shareholders of Crosshair for their consideration and approval, UUL shall either (a) abstain from voting the Subject Securities; or (b) vote the Subject Securities, or sign a written consent in lieu of a meeting, in accordance with the recommendation of the board of directors of Crosshair.

Prior to the Termination Date, UUL shall not enter into any agreement or understanding with any person to vote or otherwise give instructions in any manner inconsistent with this Section 3.

4.           Irrevocable Proxy.  Subject to the terms hereof relating to the Termination Date, at the request of Crosshair, UUL agrees to deliver to Crosshair an irrevocable proxy addressing the matters in Section 3 hereof, which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Subject Securities.

5.           Concerning the Subject Securities.  In the event of the subdivision, consolidation, change, exercise, classification or reclassification at any time of the Subject Securities into a greater or lesser number of common shares or other voting securities of Crosshair, or in the event of the conversion of the Subject Securities or upon the amalgamation, merger, arrangement, or other corporate combination of Crosshair with any other corporation or corporations, or the division of Crosshair into two or more entities, any voting securities received by UUL in respect of the Subject Securities resulting from such subdivision, consolidation, change,  exercise, classification, reclassification, conversion, amalgamation, merger, arrangement or other corporate combination, or division will be subject to this agreement and the Voting Trust hereby constituted.

6.           Additional Documents.  UUL hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Voting Trust.

7.           Miscellaneous.

(a)           Effective Date. Notwithstanding the date of execution and delivery of this Voting Trust, this Voting Trust shall be effective only from and after the Effective Date.

(b)           Severability. If any term, provision, covenant or restriction of this Voting Trust is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the

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remainder of the terms, provisions, covenants and restrictions of this Voting Trust shall remain in full force and effect and shall in no way be affected, unpaired or invalidated.

(c)           Remedies. UUL acknowledges that a breach by it of any of the covenants contained in this Voting Trust would result in damages to Crosshair and that Crosshair may not be adequately compensated for such damages by monetary award alone.  Accordingly, UUL agrees that in the event of any such breach, in addition to any other remedies available at law or otherwise, Crosshair shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance by UUL with the provisions of this Voting Trust.  Any remedy expressly set out in this Voting Trust shall be in addition to and not inclusive of or dependent upon the exercise of any other remedy available at law or otherwise.

(d)           Amendments and Modification.  This Voting Trust may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto. All such amendments or modifications will be subject to all applicable regulatory requirements.

(e)           Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Voting Trust shall be effective unless in writing.

(f)           Governing Law. This Voting Trust shall be governed by and construed in accordance with the laws of the British Columbia, without giving effect to principles governing conflicts of laws.

(g)           Permitted Assigns.  This agreement will enure to the benefit of and be binding upon the parties hereto and upon their respective successors, permitted assigns and other legal representatives.

(h)           Counterparts.  This Voting Trust may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(i)           Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Voting Trust.

IN WITNESS WHEREOF, the undersigned have executed this Voting Trust on the date first written above.

CROSSHAIR EXPLORATION & MINING CORP.

By:	_______________________
Name:
Title:

50612059.9

UNIVERSAL URANIUM LTD.

By:	________________________
Name:
Title:

  50612059.9

SCHEDULE “E” TO THE PURCHASE AND SALE AGREEMENT

Attached to and forming part of the agreement between Crosshair Mining & Exploration Corp. and Universal Uranium Ltd. dated July [●], 2008

DEFINITION, CALCULATION AND PAYMENT OF NSR ROYALTY

1.           Definitions

Unless otherwise set forth below, all capitalized terms used in this Schedule shall have the meaning ascribed to them in the purchase and sale agreement between Crosshair Exploration & Mining Corp. and Universal Uranium Ltd. dated July ___, 2008 (the “Purchase Agreement”).

“Calendar Quarter” means each three-month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

“Interest” means the 60% interest in the Claims acquired by the Payor pursuant to the terms of the Purchase Agreement, excluding the Royalty.

“Mineral Price Quotation” for a Product means the final sale price as quoted for the Product on the London Metals Exchange, as published in Metals Week or a similar publication. If publication of the final quotation on the London Metals Exchange shall be discontinued, the parties shall select a comparable commodity quotation for purposes of calculating the Net Smelter Returns. If such selection has not been completed prior to the end of the calendar month following the month in which the quotation is discontinued, the average quotation for the calendar month in which the quotation is discontinued shall be used on an interim basis pending such selection.

“Net Smelter Returns” for a Calendar Quarter in respect of all of the Products means (i) the Smelter Returns for each Calendar Quarter for all of the Products; less (ii) the deductions, adjustments and credits set forth in Section 3.

“Net Smelter Returns Royalty” means 2% of Net Smelter Returns.

“Net Smelter Returns Royalty Interest” means the Net Smelter Return Royalty reserved by the Royalty Holder with respect to ores mined from the Claims.

“Payor” means Crosshair Exploration & Mining Corp. and its successors and permitted assigns.

“Products” means ores mined from the Claims and any concentrates or other materials or products derived therefrom, including without limitation, uranium oxide, whether in solid form or in solution.

“Royalty Holder” means Universal Uranium Ltd. and its successors and permitted assigns.

“Smelter Returns” for a Calendar Quarter in respect of all of the Products means, for each of the Products, the average Mineral Price Quotation for the Product for a Calendar Quarter multiplied by the total number of appropriate units of measurement of the Product beneficiated

  50612059.9

by the Payor or credited by the smelter, refiner or other bona fide purchaser to the Payor during that Calendar Quarter.

“Subject Ore” means the ore mined by the Payor from the Claims.

2.           Reservation Of Royalty

The Payor acknowledges that the Royalty Holder has reserved to itself the Net Smelter Returns Royalty Interest.  The Payor shall pay and the Royalty Holder shall be entitled to receive payments of the Net Smelter Returns Royalty.

3.           NSR Deductions

In calculating the Net Smelter Returns Royalty, the Payor shall be entitled to deduct from Smelter Returns the following costs, to the extent incurred and borne by the Payor:

(a)	any smelter and/or refining charges;

(b)	government imposed production and ad valorem taxes (excluding taxes on income);

(c)	treatment charges, penalties and any and all charges made by the purchaser of the Products;

(d)
any and all transportation and insurance costs which may be incurred in connection with the transportation of the Products from the Claims or from a concentrator, whether situated on or off the Claims, to a smelter, refinery or other place of treatment; and

(e)	all umpire charges on the Products.

4.           General Provisions

(a)	Arm’s Length Provision

If smelting, refining and/or treatment are carried out in facilities owned or controlled by the Payor, charges, costs and penalties for such operations, including transportation to such facilities, shall mean the amount that the Payor would have incurred if such operations were carried out at facilities not owned or controlled by the Payor then offering similar custom services for comparable products on prevailing terms.

(b)	Payment of the Net Smelter Returns Royalty

All royalty or provisional royalty payments will be payable on or before the 30th day following each Calendar Quarter. Each such quarterly payment to the Royalty Holder shall be accompanied by a statement in reasonable detail showing the calculation of the payment. Each such quarterly payment shall be

50612059.9

subject to adjustment as provided below in the next quarterly payment or when the final report for the year is issued as specified below.

(c)	Provisional Payments

If any payment becomes due and payable to the Royalty Holder prior to the Payor’s final estimate of the total amount payable, then the Payor shall pay the Royalty Holder a provisional royalty payment using the Payor’s then current estimate of the amount payable for Products produced during the Calendar Quarter.

(d)	Adjustments

The following adjustments shall be taken into account in determining the royalty payments or provisional royalty payments and shall be specified in a statement which will accompany each payment:

(i)	Any adjustments to charges, costs, deductions or expenses imposed upon or given to the Payor but not taken into account in determining previous royalty payments;

(ii)
Any adjustments in the number of appropriate units of measurement of Products, beneficiated by the Payor, or previously credited to the Payor by a smelter, refiner or bona fide purchaser of Products shipped or sold by the Payor;

(iii)	Any adjustments in mineral content and average percentage recovery; and

(iv)	Any payments that have not otherwise been credited against previous royalty payments.

(e)	Practices and Procedures

The Owner shall ensure that reasonable practices and procedures are adopted and employed for weighing, determining moisture content, sampling and assaying and for determining recovery factors.

(f)	Annual Final Report

Within 90 days after the end of each calendar year, the Payor shall deliver or cause to be delivered to the Royalty Holder a final report for the year certified as being accurate by a responsible officer of the Payor showing in reasonable detail the calculation of the royalty due the Royalty Holder for the prior year and all adjustments to the quarterly or other periodic reports and payments for the year. With such final report, the Payor shall, if applicable, make such additional royalty payment as is required by the report. If such report indicates that the Royalty Holder has received more than it should have been paid in respect of the royalty due to the Royalty Holder, then the excess shall be deducted from the

50612059.9

next payment obligation owed pursuant to the provisions of this Schedule or, in the event of a temporary or permanent cessation of production, the Royalty Holder shall repay the excess within 15 days of the annual report.

(g)	Audit Right

All royalty payments shall  be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Royalty Holder gives the Payor written notice describing and setting forth a specific objection to the calculation thereof within twelve (12) months after receipt by the Royalty Holder of the calculation herein provided for.  If the Royalty Holder objects to a calculation as herein provided, the Royalty Holder shall, for a period of thirty (30) days after the Payor’s receipt of written notice of such objection, have the right, upon reasonable notice and at a reasonable time, to have the Payor’s accounts and records relating to the calculation of Net Smelter Returns audited by a chartered accountant acceptable to the Royalty Holder and to the Payor.  If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder such deficiency or excess shall be resolved by adjusting the next quarterly Net Smelter Returns Royalty payment due hereunder.  The Royalty Holder shall pay all costs of such audit unless a deficiency of more than ten percent (10%) of the amount is determined to exist.  The Payor shall pay the cost of such audit if a deficiency of more than ten percent (10%) of the amount due is determined to exist.  Failure on the part of the Royalty Holder to make claim on the Payor for adjustment in such twelve (12) month period shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustments thereon.

(h)	Assignment by Payor

Upon any assignment, conveyance, termination or abandonment of the Interest or any portion thereof, as the case may be, by the Payor, the Payor shall have no further obligation to the Royalty Holder in respect of the Interest or such portion, as the case may be; provided that, in the case of assignment or conveyance, it shall be a condition of any assignment or conveyance that the assignee or transferee shall have agreed to assume the Payor’s obligation to the Royalty Holder to pay the Net Smelter Returns Royalty in respect of that portion of the Interest acquired by such assignee or transferee.

(i)	Assignment by Royalty Holder

Notwithstanding anything to the contrary herein contained, if any part of the right to receive the Net Smelter Returns Royalty is assigned by the Royalty Holder, it shall be a condition of such assignment that the assignee agrees with the Payor and all other parties entitled to receive any part of the Net Smelter Returns Royalty as follows:

    50612059.9

(i)
the amount of any Net Smelter Returns Royalty payable hereunder shall be settled only with the Royalty Holder or an authorized nominee (herein collectively called the “Nominee”) as designated by notice to the Payor (such notice to be executed by all parties entitled to receive any part of the Net Smelter Returns Royalty), and such settlement shall be final and binding upon all interested parties and the Payor shall not be required to make any accounting to any person save such Nominee;

(ii)
payment of the Net Smelter Returns Royalty shall be made only to or to the order of the Nominee “In Trust” and such payment shall constitute a full and complete discharge to the Payor and it shall have no obligation to see to the distribution of any such payment;

(iii)	the Payor may settle disputes arising hereunder with the Nominee and such settlement shall be final and binding upon all interested parties;

(iv)	the Payor may rely upon any direction, advice or authorization signed by the Nominee and may act thereon as if the same was signed by all interested parties; and

(v)
the Payor shall not be required to deal with any person except the Nominee. Each interested party shall exercise all of their respective rights only through the Nominee and shall require each of their respective assignees to agree in writing to be bound by the provisions hereof.

(j)	Net Smelter Returns Royalty an Interest in Land

The Net Smelter Returns Royalty shall comprise an interest in, run with, bind and touch the mineral lands comprised in the Claims, including any renewal thereof and any other form of successor or substitute title therefor, including for the sake of certainty any mineral lease or mineral grant arising therefrom.

(k)	Nature of Net Smelter Returns Royalty

The Payor acknowledges and agrees that the Net Smelter Returns Royalty retained by the Royalty Holder is a direct interest in the Claims and in the ores mined from the Claims, provided that such interest shall be satisfied and shall be terminated with respect to any such ore by payment of the amount of the Net Smelter Returns relating thereto.  Notwithstanding that the Net Smelter Returns Royalty is an interest in the Claims and the ores removed therefrom, the nature, extent and timing of all work relating to the Claims and their exploration, development or operation, including without limitation the timing for the commencement, suspension or termination of any such work and the treatment and disposition of any ore removed from the Claims, shall all be in the discretion of the Payor.

(l)	Purchase of Net Smelter Returns Royalty

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The Payor may at any time purchase 25% of the Net Smelter Returns Royalty pursuant to the terms of the Purchase Agreement, thereby reducing the Net Smelter Returns Royalty from a 2.0% royalty to a 1.5% royalty.

  50612059.9

SCHEDULE “F” TO THE PURCHASE AND SALE AGREEMENT

Attached to and forming part of the agreement between Crosshair Exploration & Mining Corp. and Universal Uranium Ltd. dated July [●], 2008

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement dated for reference July ___, 2008 (the “Effective Date”)

BETWEEN:
UNIVERSAL URANIUM LTD., a corporation existing under the laws of British Columbia, having its head office at Suite 600-595 Howe Street, Vancouver, British Columbia, V6C 2T5
(the “Assignor”)
OF THE FIRST PART
- and -

CROSSHAIR MINING & EXPLORATION CORP., a corporation existing under the laws of British Columbia, having its head office at Suite 1240-1140 West Pender Street, Vancouver, British Columbia, V6E 4G1
(the “Assignee”)
OF THE SECOND PART

WHEREAS the Assignor is a party to a property acquisition agreement dated January 23, 2006 between the Assignor and Silver Spruce Resources Inc. (“Silver Spruce”) (the “PAA”);

AND WHEREAS the Assignor and the Assignee entered into an agreement dated the date hereof whereby the Assignee agreed to assign and the Assignor agreed to assume all of the Assignor’s rights and obligations under the PAA.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements, warrants and payments herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto do hereby covenant and agree as follows:

1.
Assignment.  The Assignor hereby absolutely assigns, transfers and sets over to the Assignee, its successors and assigns, the Assignor’s rights, interests, benefits, duties and obligations in and relating to the PAA as of the Effective Date.

2.	Assumption. The Assignee hereby agrees to accept the assignment herein provided and to assume as of the Effective Date, and thereupon and thereafter to be bound by and

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observe, carry out, perform and fulfil all of the covenants, conditions, obligations and liabilities of the Assignor under the PAA, to the same extent and with the same force and effect as though the Assignee had been named an original party to the PAA.

3.
Third Parties.  In the event of any sale, assignment, transfer, pledge, hypothecation or disposition of any legal or equitable interest of any nature or kind whatsoever by the Assignee of any interest in the Property (as such term is defined in the PAA) to a party other than Silver Spruce (a “Third Party Purchaser”), the Assignee shall:

(a)	furnish to the Third Party Purchaser a true copy of the PAA;

(b)
procure the Third Party Purchaser’s written novation agreement in favour of Silver Spruce that the Third Party Purchaser shall be bound by the terms, rights, obligations and burdens of the PAA as if it were a party thereto in the place and stead of the Assignee; and

(c)
ensure that in any agreement and deed of sale, assignment or disposition of any nature to a Third Party Purchaser a covenant to the same obligation and effect as this section 3 which would oblige the Third Party Purchaser and its successors and assigns is contained therein and that any such agreement, deed of sale, assignment or disposition is registered at the public registries in which it is required or customary to register mining agreements pertaining to land.

4.
Further Assurances.  The Assignor shall from time to time and at all times hereafter, promptly execute and deliver or cause to be executed and delivered all such further documents, deeds, assurances and instruments and shall do or cause to be done all such further acts and things as may be reasonably required by the Assignee to give effect to this Agreement.

5.
Counterparts.  This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

7.	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8.	Headings for Convenience Only. The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

9.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each of the parties agrees irrevocably to attorn to the non-exclusive jurisdiction of the Courts of the Province of British Columbia.

10.
Gender.  In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders.

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11.
Transmission by Facsimile.  The parties agree that this Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party undertakes to provide the other party with a copy of the Agreement bearing original signatures forthwith upon demand.

IN WITNESS WHEREOF the parties have duly executed this Assignment and Assumption Agreement on July ___, 2008.

UNIVERSAL URANIUM LTD.
Per: ________________________
Name:
Title:

CROSSHAIR EXPLORATION & MINING CORP.
Per: _______________________
Name:
Title:

  50612059.9

SCHEDULE “G” TO THE PURCHASE AND SALE AGREEMENT

Attached to and forming part of the agreement between Crosshair Exploration & Mining Corp. and Universal Uranium Ltd. dated July [●], 2008

[SETTLEMENT AND RELEASE AGREEMENT]

SETTLEMENT AND RELEASE AGREEMENT

THIS AGREEMENT MADE AS OF JULY 29, 2008

AMONG:

UNIVERSAL URANIUM LTD., a body corporate incorporated under the laws of British Columbia and having an office at Suite 600 – 595 Howe Street, Vancouver, British Columbia, V6C 2T5

(hereinafter referred to as "UUL")

OF THE FIRST PART

AND:

SILVER SPRUCE RESOURCES INC., a body corporate incorporated under the laws of Alberta and having an office at 197 Dufferin Street, Suite #312, Bridgewater, Nova Scotia, B4V 2G9

(hereinafter referred to as "SSE")

OF THE SECOND PART

AND:

CROSSHAIR EXPLORATION & MINING CORP., a body corporate incorporated under the laws of British Columbia and having an office at Suite 1240 – 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1

(hereinafter referred to as "Crosshair")

OF THE THIRD PART

WHEREAS:

A. UUL and SSE are parties to the Property Acquisition Agreement;

B. UUL has fulfilled the requirements under the Property Acquisition Agreement to earn a sixty percent (60%) interest in the Subject Properties;

C. UUL has agreed to sell and Crosshair has agreed to purchase all of the UUL Interest;

D. UUL has agreed to assign to Crosshair all of its rights under the Property Acquisition Agreement and Crosshair has agreed to assume all of UUL's obligations under the Property Acquisition Agreement, effective in each case at the Effective Time;

E. UUL and SSE have agreed to release each other from all Claims each may have against the other in respect of all matters arising out of events occurring at any time prior to the Effective Time, including all Claims relating to the Subject Properties or the Subject Assets and all Claims arising pursuant to the Property Acquisition Agreement, in each case arising out of events occurring at any time prior to the Effective Time, all as more particularly set forth in this Agreement.

F. Crosshair has agreed to release SSE from all Claims that Crosshair as the assignee of all of UUL's rights under the Property Acquisition Agreement may have against SSE in respect of all matters arising out of events occurring at any time prior to the Effective Time, including all Claims relating to the Subject Properties or the Subject Assets and all Claims arising pursuant to the Property Acquisition Agreement, in each case arising out of events occurring at any time prior to the Effective Time, all as more particularly set forth in this Agreement.

G. SSE has agreed to release Crosshair from all Claims to which Crosshair may be subject by reason of having assumed all of UUL's obligations under the Property Acquisition Agreement in respect of all matters arising out of events occurring at any time prior to the Effective Time, including all Claims relating to the Subject Properties and the Subject Assets and all Claims arising pursuant to the Property Acquisition Agreement, in each case arising out of events occurring at any time prior to the Effective Time, all as more particularly set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payment by SSE to UUL referred to herein and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS AND INTERPRETATION

(a) "Claims" means any and all claims, actions, causes of action, proceedings, liabilities, obligations, costs and demands of any nature or kind whatsoever and wheresoever, whether in law or in equity, whether actual or potential, direct or indirect, known or unknown, suspected or unsuspected, and whenever and however arising, which a party now has or at any time hereafter can, shall or may have in respect of all matters arising out of events occurring prior to the Effective Time, including without limitation any such claims, actions, causes of action, proceedings, liabilities, obligations, costs and demands relating to any expenses incurred in respect of any of the Subject Properties or the Subject Assets or pursuant to the Property Acquisition Agreement at any time prior to the Effective Time whether or not invoiced, budgeted or paid, any accounts rendered with respect to work carried out on any of the Subject Properties or in respect of the Subject Assets or pursuant to the Property Acquisition Agreement at any time prior to the Effective Time whether or not invoiced, budgeted or paid, any obligations incurred to third parties relating to work carried out on any of the Subject Properties or in respect of the Subject Assets at any time prior to the Effective Time whether or not invoiced, budgeted or paid, any liability incurred for understated budgets or cost overruns in respect of any of the Subject Properties or in respect of the Subject Assets occurring at any time prior to the Effective Time, any liability incurred to suffer dilution of property interests in respect of any of the Subject Properties arising out of events occurring at any time prior to the Effective Time, and any liability incurred for misallocation or billing of exploration costs relating to any of the Subject Properties or in respect of the Subject Assets arising out of events occurring prior to the Effective Time;

(b) "Effective Time" means the time of closing of the transaction described in Recital D above;

(c) "Property Acquisition Agreement" means the property acquisition agreement dated January 23, 2006 between SSE and UUL;

(d) "Related Person" means any present or former director, officer, employee, consultant, advisor, agent or representative of a party and any of their respective heirs, executors, administrators, successors and assigns;

(e) "Subject Assets" means all equipment, assets and inventory acquired, billed or paid for in connection with the Subject Properties pursuant to the Property Acquisition Agreement, including, but not limited to, the equipment, assets and inventory referred to in Schedule "B" hereto;

(f) "Subject Properties" means the mineral claims situated in the Labrador Central Mineral Belt listed in Schedule "A" hereto;

(g) "UUL Interest" means all of UUL's sixty percent (60%) interest in the Subject Properties, excluding the UUL Royalty, together with all of UUL's sixty percent (60%) interest in the Subject Assets; and

(h) "UUL Royalty" means the two percent (2%) net smelter returns royalty to be reserved by UUL in respect of the sixty percent (60%) interest in the Subject Properties to be acquired by Crosshair at the Effective Time.

1.2 Interpretation – For the purpose of this Agreement, except as otherwise expressly provided:

(a) Headings – the insertion of headings is for convenience of reference only and is not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(b) Number and Gender – the singular of any term includes the plural, and vice versa, and use of any term is generally applicable to either gender and where applicable, a body corporate, firm or other entity; and

(c) Non-Limiting – the word "including" is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or "without restricting the generality of" or words of similar import) is used with reference thereto.

2. PAYMENT BY SSE

2.1 Payment by SSE – At the Effective Time, SSE shall pay to UUL the sum of Two Hundred and Fifty Thousand Dollars ($250,000) by certified cheque, bank draft or wire transfer, or by direct deposit of certified cheque or bank draft with faxed copy of certified cheque or bank draft to UUL.

3. ACKNOWLEDGMENTS

3.1 SSE Acknowledgment – SSE hereby acknowledges and agrees that UUL has a sixty percent (60%) interest in the Subject Properties and a sixty percent (60%) interest in the Subject Assets and that all of the UUL Interest is to be transferred and conveyed to Crosshair by UUL upon the closing of the transaction described in Recital D above, such that UUL shall only have the UUL Royalty and shall have no rights or obligations under the Property Acquisition Agreement.

3.2 UUL and Crosshair Acknowledgments – UUL and Crosshair acknowledge and agree that at the Effective Time, UUL will have no interest in the Subject Properties other than the UUL Royalty and that UUL will have no interest in the Subject Assets or in respect of the Property Acquisition Agreement, such that at the Effective Time UUL shall have only the UUL Royalty and shall have no rights or obligations under the Property Acquisition Agreement.

3.3 SSE and Crosshair Acknowledgements as to Subject Assets – SSE and Crosshair hereby acknowledge and agree that notwithstanding anything else in this Agreement, Crosshair is purchasing a sixty percent (60%) interest in all of the Subject Assets on an "as is, where is" basis and that Crosshair is not releasing SSE from any Claims with respect to an accounting for such Subject Assets or matters relating to the identity, ownership or title of the Subject Assets.

4. RELEASE OF CLAIMS

4.1 Mutual Release of UUL and SSE Claims – UUL and SSE each hereby remise, release and forever discharge the other from any and all Claims which either party now has or at any time hereafter can, shall or may have against the other in respect of all matters arising out of events occurring prior to the Effective Time.

4.2 Mutual Release of SSE and Crosshair Claims – SSE and Crosshair each hereby remise, release and forever discharge the other from any and all Claims which either party now has or at any time hereafter can, shall or may have against the other in respect of all matters arising out of events occurring prior to the Effective Time.

4.3 Claims Against Third Parties – Each party agrees not to make any Claim against any Related Person in respect of any matter arising out of events occurring prior to the Effective Time, or to make any Claim against any other person in respect of any matter arising out of events occurring prior to the Effective Time where the consequences of making such a Claim would be that a claim, action, cause of action, proceeding, obligation, cost or demand for contribution, indemnity or any other relief in relation to such matter could arise against any other party hereto.

4.4 Liability Denied – The parties acknowledge and agree that in entering into this Agreement, neither UUL nor SSE nor Crosshair admits any liability to any of the others and that any and all such liability is hereby denied and that no party shall take this Agreement as any admission or evidence that another party has not complied with all of the obligations on its part to be performed under the Property Acquisition Agreement.

4.5 General – The parties acknowledge and agree that this Agreement is entered into voluntarily and uninfluenced by representations or assertions on the part of UUL, SSE or Crosshair or anyone representing them except as specifically provided herein and that the terms herein are established for the purpose of making a full and final compromise, adjustment and settlement by the parties of any and all Claims in respect of all matters arising prior to the Effective Time, including all matters relating to the Subject Properties and the Property Acquisition Agreement arising prior to the Effective Time.

4.6 Ongoing Obligations Under Property Acquisition Agreement – Nothing in this Agreement shall relieve Crosshair and SSE from their ongoing obligations pursuant to the Property Acquisition Agreement following the closing of the transaction described in Recital D above, including without limitation the funding of ongoing costs incurred following the Effective Time and the funding of ongoing obligations and liabilities as the same may arising following the Effective Time. All deposits funded prior to the Effective Time in respect of the Subject Properties under the Property Acquisition Agreement shall remain the exclusive property of SSE regardless of how and by whom such deposits were funded.

5. REPRESENTATIONS

5.1 Authority – Each party represents and warrants to the others that as at the date of this Agreement it is a valid and subsisting body corporate duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder, has taken all necessary corporate proceedings and obtained all necessary corporate approvals in respect hereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation enforceable against it in accordance with its terms except that:

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6. NOTICES

(a) If to UUL at:

Attention: Ron Atlas
Facsimile No.: 604-662-3904

(b) If to SSE at:

197 Dufferin Street
Suite #312
Bridgewater, Nova Scotia
B4V 2G9

Attention: Lloyd Hillier
Facsimile No.: 902-527-5711

With a copy to:

RBC Law Inc.
Suite L105
1701 Hollis Street
Halifax, Nova Scotia
B3J 3M8

Attention: R. Blois Colpitts
Facsimile No.: 902-431-3001

(c) If to Crosshair at:

Attention: Mark J. Morabito
Facsimile No.: 604-681-8039

7. GENERAL

7.1 Third Party Beneficiaries – The parties intend that all Related Persons of a party shall have the benefit of this Agreement notwithstanding that such Related Persons are not signatories hereto, and UUL, SSE and Crosshair shall to the extent necessary to entitle their respective Related Persons to the benefit of this Agreement be deemed to hold the rights of such Related Persons hereunder in trust for such Related Persons.

7.3 Whole Agreement – This Agreement constitutes the entire agreement among the parties concerning the subject matter hereof and replaces and supersedes all other prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, among any of the parties with respect to the subject matter hereof.

7.4 Recitals – The recitals to this Agreement form part of this Agreement and to the best of the knowledge of each party the recitals are true and correct in all respects.

7.5 Severability – If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby, and the provisions of this

Agreement shall to the fullest extent possible be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

7.7 Amendments – This Agreement may only be amended by the written agreement of the parties hereto or their successors or assigns.

7.8 Enurement – This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject in the case of SSE and Crosshair to the Property Acquisition Agreement, and shall enure to the benefit of the Related Persons of each party and their respective heirs, executors, administrators, successors and assigns. Unless otherwise agreed in writing by all of the parties hereto, no assignment of any rights under this Agreement shall release any party from any of its obligations hereunder.

7.10 Agreement Takes Effect – This Agreement shall take effect at the Effective Time.

UNIVERSAL URANIUM LTD.

Per: ______________________________
Authorized Signatory

SILVER SPRUCE RESOURCES INC.

Per: ______________________________
Authorized Signatory

CROSSHAIR EXPLORATION & MINING CORP.

Per: ______________________________
Authorized Signatory

SCHEDULE "B"

SUBJECT ASSETS

[From documentation provided by UUL]

Transportation Etc.

Serial#	Make	Model	Year	Description
JYE8BD006A040778	Yamaha	Bravo	2007	Snowmobile
SN1SU4B07C717426	Polaris	Widetrack 500	2007	Snowmobile
JYE8DB0058A042975	Yamaha	Bravo	2008	Snowmobile
JYE8BD0067A040779	Yamaha	Bravo	2007	Snowmobile
SN1SU4BS48C347258	Polaris	Widetrack 500	2008	Snowmobile
SN1SU4BS48C347267	Polaris	Widetrack 500	2008	Snowmobile
4XASD5B55YC002827	Polaris	Touring	2000	Snowmobile
4XAST5BS32B220016	Polaris	Touring	2002	Snowmobile
A7011608	Smart Gen	30 KW	2007	Generator
A7011606	Smart Gen	30 KW	2007	Generator
N/A	Yamaha	Rhino	2007	ATV
N/A	Crestliner	16 FT	N/A	Aluminium Speed Boat
L1036498J	Yamaha	25HP	2008	Outboard Engine

Camp Equipment

# Of Items	Make	Model	Description
8	GLT-3		oil stove
3	GLT-2		oil stove
2	GLT-1		oil stove
2	Expedition		oil stove
1	prospector		oil stove
1	refrigerator	970-65832T	ser-BAG4914528 (Kenmore)
1	refrigerator	970-60712A	ser-BAG5114483 (Galaxy)
1	stand up freezer	970-227727	ser-WB63348224 (Kenmore)
1	chest freezer	C675-19688-ON	ser-14740513JN (Kenmore)
1	electric hot water heater	SS40SDE (30gal)	ser-S0608-535660 (GSW)
1	propane water heater	UG40-32LF-P1U (40 GAL)	ser-A4733565 (Giant)
1	propane water heater	UG40-32LF-P1U (40 GAL)	ser-A4733567 (Giant)
1	propane stove	WPM210-C	ser-9260417 (Brownie)
1	propane stove	WPM610-C	ser-5R60233
1	washer	1102742600	ser-CV223027 (Kenmore)
1	washer	DTT42OW	ser-0606051301193 (Danby)

SCHEDULE “H” TO THE PURCHASE AND SALE AGREEMENT

NOVATION AGREEMENT

NOVATION AGREEMENT

THIS AGREEMENT is made effective as of the 29th day of July, 2008

AMONG:

UNIVERSAL URANIUM LTD., a body corporate incorporated under the laws of British Columbia and having an office at Suite 600 – 595 Howe Street, Vancouver, British Columbia, V6C 2T5

(hereinafter referred to as "UUL")

OF THE FIRST PART

AND:

CROSSHAIR EXPLORATION & MINING CORP., a body corporate incorporated under the laws of British Columbia and having an office at Suite 1240 – 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1

(hereinafter referred to as the "Third Party Purchaser")

OF THE SECOND PART

AND:

SILVER SPRUCE RESOURCES INC., a body corporate incorporated under the laws of Alberta and having an office at 197 Dufferin Street, Suite #312, Bridgewater, Nova Scotia, B4V 2G9

(hereinafter referred to as "SSE")

OF THE THIRD PART

WHEREAS:

A. UUL and SSE are parties to a property acquisition agreement dated January 23, 2006 (such agreement, including all amendments thereto, if any, is hereinafter referred to as the "Property Acquisition Agreement");

B. UUL has agreed to assign and transfer to the Third Party Purchaser all of its 60% interest in the mineral claims subject to the Property Acquisition Agreement (the "Subject Properties"), subject to a 2% net smelter returns royalty to be reserved by UUL; and

C. the Third Party Purchaser has agreed to be bound by the terms, rights, obligations and burdens of the Property Acquisition Agreement as if the Third Party Purchaser were a party thereto in the place and stead of UUL.

Facsimile: 604.681.8039
Attention: Mark Morabito, President

5. The parties hereto shall from time to time and at all times hereafter, without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required to give full effect to the provisions hereof.

6. This Agreement shall be construed and governed by the laws of the Province of Newfoundland and Labrador.

7. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject in the case of SSE and the Third Party Purchaser to the Property Acquisition Agreement. Unless otherwise agreed in writing by all of the parties hereto, no assignment of any rights under this Agreement shall release any party from any of its obligations hereunder.

8. This Agreement may be executed in counterpart and transmitted by facsimile. Each party undertakes to provide the others with an original (bearing original signatures) as soon as reasonably practicable.

UNIVERSAL URANIUM LTD.

Per: ______________________________
Name:
Title:

SILVER SPRUCE RESOURCES INC.

Per: ______________________________
Name:
Title:

CROSSHAIR EXPLORATION & MINING CORP.

Per: ______________________________
Name:
Title: